Exhibit 99.1
Terra Nitrogen Company, L.P. Reports Third Quarter Results;
Declares Cash Distribution
SIOUX CITY, IOWA (October 22, 2009)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) reported net income of $17.3 million, $11.9 million of which is allocable to Common Units ($0.64 per Common Unit), on revenues of $101.5 million for the third quarter ended Sept. 30, 2009. This compares to net income of $106.2 million, $63.2 million of which was allocable to Common Units ($3.41 per Common Unit) on revenues of $246.6 million for the 2008 third quarter.
For the 2009 first nine months, TNCLP reported net income of $121.4 million, $77.4 million of which is allocable to Common Units ($4.18 per Common Unit), on revenues of $409.6 million for the first nine months ended Sept. 30, 2009. This compares to net income of $318.0 million, $210.1 million of which was allocable to Common Units ($11.35 per Common Unit) on revenues of $677.8 million for the 2008 first nine months.
TNCLP also announced a cash distribution for the quarter ended Sept. 30, 2009, of $1.63 per common limited partnership unit payable Nov. 24, 2009, to holders of record as of Nov. 6, 2009. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels, weather, cash requirements for working capital needs and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of Results
Third Quarter
Revenues for the 2009 third quarter totaled $101.5 million, compared to revenues of $246.6 million for the 2008 third quarter. This decline was due to lower ammonia and urea ammonium nitrate solutions (UAN) sales volumes and selling prices, caused by weakness in nitrogen markets due to the general economic slowdown.
Per-unit natural gas costs were 62% lower for the 2009 versus the 2008 third quarter, and partially offset the effects of the lower sales volumes and selling prices.
From the 2008 to the 2009 third quarter, TNCLP’s:
•	Ammonia and UAN selling prices decreased by 63 and 60 percent, respectively.

•	Ammonia and UAN sales volumes decreased by 15 and 4 percent, respectively.

•	Natural gas unit costs decreased by 62 percent.
Third quarter cost of sales reflects $4.0 million related to a maintenance turnaround at the Verdigris facility.
First Nine Months
Revenues for the 2009 first nine months totaled $409.6 million, compared to revenues of $677.8 million for the 2008 period. This decline was due to lower UAN sales volumes and lower ammonia and UAN selling prices, partially offset by higher ammonia sales volumes. The lower UAN sales volumes were due generally to the same factors affecting second quarter volumes. Ammonia sales volumes benefited from a large first quarter volume increase due to a healthy pre-plant application season.

Terra Nitrogen Company, L.P. • 600 Fourth Street • P.O. Box 6000 • Sioux City, Iowa 51102-6000
www.terraindustries.com • 712/277-1340 • NYSE Ticker: TNH

News from Terra Nitrogen Company, L.P.	October 22, 2009
Lower 2009 first nine months natural gas costs were caused by a favorable supply/demand balance, and mitigated the effects of the lower UAN sales volumes and nitrogen products selling prices.
From the 2008 to the 2009 first nine months, TNCLP’s:
•	Ammonia and UAN selling prices decreased by 32 and 35 percent, respectively.

•	Ammonia sales volumes increased by 11 percent and UAN sales volumes decreased by 17 percent.

•	Natural gas unit costs decreased by 38 percent.
First nine months cost of sales reflects $4.0 million related to a maintenance turnaround at the Verdigris facility.
Forward Natural Gas Position
TNCLP’s forward purchase contracts at Sept. 30, 2009, fixed prices for about 15 percent of its next 12 months’ natural gas needs at about $1.1 million less than published prices for Sept. 30, 2009 forward markets. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
TNCLP Distributions
This release serves a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
Forward-Looking Statements
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.

Terra Nitrogen Company, L.P. • 600 Fourth Street • P.O. Box 6000 • Sioux City, Iowa 51102-6000
www.terraindustries.com • 712/277-1340 • NYSE Ticker: TNH

News from Terra Nitrogen Company, L.P.	October 22, 2009
Additional information as to these factors can be found in TNCLP’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #
Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.

Terra Nitrogen Company, L.P. • 600 Fourth Street • P.O. Box 6000 • Sioux City, Iowa 51102-6000
www.terraindustries.com • 712/277-1340 • NYSE Ticker: TNH

News from Terra Nitrogen Company, L.P.	October 22, 2009
Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per-unit amounts)	2009	2008	2009	2008
Revenues
Product revenues	$101,396	$246,450	$409,106	$677,495
Other income	149	135	512	293

Total revenues	101,545	246,585	409,618	677,788

Costs and Expenses
Cost of goods sold	79,749	138,286	274,747	352,118

Gross profit	21,796	108,299	134,871	325,670
Operating expenses	4,477	3,196	13,879	12,833

Income from operations	17,319	105,103	120,992	312,837
Interest expense	(82)	(82)	(244)	(245)
Interest income	73	1,179	682	5,359

Net Income	$17,310	$106,200	$121,430	$317,951

Allocation of Net Income:
General Partner	$5,221	$41,996	$42,828	$104,793
Class B common Units	169	1,035	1,185	3,100
Common Units	11,920	63,169	77,417	210,058

Net income	$17,310	$106,200	$121,430	$317,951

Net income per Common Unit	$0.64	$3.41	$4.18	$11.35

Nitrogen Volumes and Prices
Note: All UAN data are expressed on a 32% nitrogen basis.
Third Quarter

	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton)[1]	(000 tons)	($/ton)[1]
Ammonia	58	$249	68	$664
UAN	517	136	536	342
First Nine Months

	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton)[1]	(000 tons)	($/ton)[1]
Ammonia	246	$394	222	$582
UAN	1,295	208	1,560	321
Natural Gas Costs per MMBtu2

Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
2009	2008	2009	2008
$3.53	$9.28	$4.97	$8.00

1.	After deducting outbound freight costs.

2.	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net costs of derivatives for the third quarter and the nine months ended Sept. 30, 2009 were $2.7 million and $47.0 million, respectively. Excluding the impact of 2009 hedge costs, natural gas cost was $3.22 per MMBtu and $3.28 per MMBtu for the 2009 third quarter and first nine months, respectively. The net cost of derivatives for the third quarter was $7.1 million and the net benefit for the nine months ended Sept. 30, 2008 was $15.2 million.

Terra Nitrogen Company, L.P. • 600 Fourth Street • P.O. Box 6000 • Sioux City, Iowa 51102-6000
www.terraindustries.com • 712/277-1340 • NYSE Ticker: TNH

News from Terra Nitrogen Company, L.P.	October 22, 2009
Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,
(in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$70,656	$185,763
Demand deposits with affiliate	—	4,369
Accounts receivable, net	18,933	57,140
Inventories, net	21,610	43,697
Prepaid expenses and other current assets	5,076	12,703

Total current assets	116,275	303,672

Property, plant and equipment, net	77,171	68,480
Other long-term assets	15,450	12,137

Total assets	$208,896	$384,289

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$26,733	$38,079
Customer prepayments	20,450	92,092
Derivative hedge liabilities	992	81,653

Total current liabilities	48,175	211,824

Other long-term liabilities	638	1,071

Total liabilities	48,813	212,895

Partners’ capital:
Limited partners’ interests, 18,502 Common Units authorized and outstanding	160,358	204,013
Limited partners’ interests, 184 Class B Common Units authorized and outstanding	60	855
General Partner’s interest	(1,374)	35,830
Accumulated other comprehensive income (loss)	1,039	(69,304)

Total partners’ capital	160,083	171,394

Total liabilities and partners’ capital	$208,896	$384,289

Terra Nitrogen Company, L.P. • 600 Fourth Street • P.O. Box 6000 • Sioux City, Iowa 51102-6000
www.terraindustries.com • 712/277-1340 • NYSE Ticker: TNH